Exhibit 3.3

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “BRIDGECOM HOLDINGS, INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE THIRD DAY OF MARCH, A.D. 2004, AT 6:19 O’CLOCK P.M.

CERTIFICATE OF CHANGE OF REGISTERED AGENT, FILED THE THIRTY-FIRST DAY OF AUGUST, A.D. 2007, AT 4:48 O’CLOCK P.M.

Jeffrey W. Bullock, Secretary of State
3340921 8100X	AUTHENTICATION: 9786980
120945601	DATE: 08-17-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 06:19 PM 03/03/2004 FILED 06:19 PM 03/03/2004 SRV 040163642 – 3340921 FILE

RESTATED

CERTIFICATE OF INCORPORATION

OF

BRIDGECOM HOLDINGS, INC.

BridgeCom Holdings, Inc., a Delaware corporation, the original certificate of incorporation of which was filed with the Secretary of State of the State of Delaware on January 5, 2001, HEREBY CERTIFIES that this Restated Certificate of Incorporation, restating, integrating and amending its Certificate of Incorporation, was duly adopted by its Board of Directors and its stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of Delaware. The Certificate of Incorporation of BridgeCom Holdings, Inc., is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is BridgeCom Holdings, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 1,190,000 shares of which:

1,150,000 shares, par value $0.01 per share, shall be shares of common stock (the “Common Stock”); and

40,000 shares, par value $0.01 per share, shall be shares of preferred stock (the “Preferred Stock”).

PART A. COMMON STOCK.

(1) Dividends. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

(2) Voting Rights. At every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including, without limitation, any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of any such affected classes or series are entitled, either separately or together as a class with the holders of one or more other such class or series, to vote thereon by law or pursuant to this Restated Certificate of Incorporation (including, without limitation, any certificate of designations relating to any class or series of Preferred Stock). Irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Common Stock as a class.

(3) Liquidation, Dissolution, or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, if any, and subject to the rights and preferences of the holders of any shares of Preferred Stock, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the assets of the Corporation available for distribution to the holders of the Corporation’s capital stock.

PART B. PREFERRED STOCK. The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.

PART C. SERIES A PREFERRED STOCK.

(1) Designation, Number and Rank. (a) The Board of Directors has designated a series of Preferred Stock to be known as 12% Participation Series A Preferred Stock (the “Series A Preferred Stock”). The number of shares constituting Series A Preferred Stock which the Corporation shall be authorized to issue shall be 36,444.

(b) The Series A Preferred Stock shall, with respect to payment of dividends, redemption payments and the distribution of assets upon liquidation, winding-up or dissolution, rank (i) senior to all Junior Securities, (ii) on a parity with all Parity Securities and (iii) junior to all Senior Securities.

(2) Dividends and Distributions.

(a) Dividend Rights

(i) The holders of shares of Series A Preferred Stock shall be entitled to receive on each Dividend Payment Date (as defined in Section 11), in respect of the Dividend Period (as defined in Section 11) ending on (and including) the date immediately prior to such Dividend Payment Date, dividends on each share of Series A Preferred Stock at the rate of 12% per annum on the Accrued Value (as defined in Section 11) for each such share thereof from and after the Issuance Date (as defined in Section 11), provided that with respect to the Initial Dividend Period (as defined in Section 11), the dividends set forth above shall be prorated based on the number of days in such period. Such dividends shall be fully cumulative and accumulate and accrue on a daily basis (computed on the basis of a 360-day year of twelve 30-day months) and compound quarterly in arrears on the Dividend Payment Dates at the rate indicated above and in the manner set forth herein, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(ii) Such dividends shall, at the option of the Corporation, either be paid in cash or accrue and compound and be added to the Accrued Value on the applicable Dividend Payment Dates. Each such dividend which is payable in cash shall be payable on the Dividend Payment Date to the holders of record of shares of the Series A Preferred Stock, as they appear on the transfer books of the Corporation at the close of business on the day immediately preceding such Dividend Payment Date. Any dividend that is not otherwise paid in cash on the applicable Dividend Payment Date (whether due to the Corporation’s election not to pay such dividend in cash, its inability to pay such dividend in cash, or otherwise) shall automatically, and without any action on the part of the Corporation, accrue and compound and be added to the Accrued Value on such Dividend Payment Date.

(b) Additional Dividends. In addition to dividends payable pursuant to Section 2(a) hereof, in the event any dividends are declared or paid or any other distribution is made on or with respect to the Common Stock, the holders of the Series A Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive as additional dividends (the “Additional Dividends”) an amount (whether in the form of cash, securities or other property) equal to the amount (and in the form) of the dividends or distribution that such holder would have received had the Series A Preferred Stock been converted into Common Stock as of the date immediately prior to the record date of such dividend or distribution on the Common Stock; provided, however, that if the Corporation declares and pays a dividend or makes a distribution on the Common Stock consisting in whole or in part of Common Stock or Convertible Securities, then no such dividend or distribution shall be payable in respect of the Series A Preferred Stock on account of the portion of such dividend or distribution on the Common Stock payable in Common Stock or Common Stock Equivalents to the extent that the applicable anti-dilution adjustment under Section 7(d) below shall be made in connection therewith. The record date for any such Additional Dividends shall be the record date for the applicable dividend or distribution on the Common Stock, and any such Additional Dividends shall be payable on the same payment date as the payment date for the dividend or other distribution on the Common Stock established by the Board of Directors.

(c) Restricted Payments.

(i) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, directly or indirectly, make any Junior Securities Distribution (as defined in Section 11) unless (A) all accrued and unpaid dividends on the shares of Series A Preferred Stock shall have been paid in full and

(B) sufficient consideration shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock and the current dividend period with respect to any Parity Securities (as defined in Section 11).

(ii) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not make any Parity Securities Distribution (as defined in Section 11) unless (A) all accrued and unpaid dividends on the shares of Series A Preferred Stock shall have been paid and (B) sufficient consideration shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock and the current dividend period with respect to any Parity Securities (as defined in Section 11); provided, however, that dividends may be declared and paid on Parity Securities if dividends are declared and paid on the Series A Preferred Stock (in accordance with the terms of Section 2(a)) ratably in proportion to the respective aggregate amounts of dividends accrued and unpaid on such Parity Securities and accrued and unpaid on the Series A Preferred Stock.

(d) Priority With Respect To Junior Securities. Holders of shares of Series A Preferred Stock shall be entitled to receive the dividends provided for in this Section 2 in preference to and in priority over any dividends upon any Junior Securities.

(e) Dividends After Conversion. Notwithstanding anything in this Section 2 to the contrary, all accumulated and unpaid Series A Preferred Stock dividends shall be canceled upon the conversion of the Series A Preferred Stock into Common Stock in accordance with Section 7.

(3) Redemption.

(a) General. The Corporation shall have no right to redeem any shares of Series A Preferred Stock.

(b) No Selective Repurchase Offers. Neither the Corporation nor any of its Subsidiaries shall repurchase any outstanding shares of Series A Preferred

Stock unless the Corporation either (i) offers to purchase all of the then outstanding shares of Series A Preferred stock or (ii) offers to purchase shares of Series A Preferred Stock from the holders in proportion to the respective number of shares of Series A Preferred Stock held by each holder. In any such repurchase by the Corporation, if all shares of Series A Preferred Stock are not being repurchased, then the number of shares of Series A Preferred Stock to be repurchased shall be allocated among all shares of Series A Preferred Stock held by holders which accept the Corporation’s repurchase offer so that the shares of Series A Preferred Stock are repurchased from such holders in proportion to the respective number of shares of Series A Preferred Stock held by each such holder which accepts the Corporation’s offer (or in such other proportion as agreed by all such holders who accept the Corporation’s offer). Nothing in this Section 3(b) shall obligate a holder of shares of Series A Preferred Stock to accept the Corporation’s repurchase offer.

(4) Voting Rights.

(a) Additional Voting Rights. In addition to any voting rights provided by law or set forth in this Restated Certificate of Incorporation, the holder of each share of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes per share of Series A Preferred Stock equal to the number of shares of Common Stock in to which each such share of Series A Preferred Stock is convertible pursuant to the provisions of Section 7 is entitled, at the record date for the determination of the stockholders entitled to vote on all matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law, or as otherwise provided in this Restated Certificate, including, without limitation, Section 10, the holders of shares of Series A Preferred Stock and Common Stock shall vote together as a single class and not as separate classes.

(b) Series A Directors. Except as otherwise set forth in this Section 4(b), the holders of Series A Preferred Stock shall be entitled to vote as a class to elect four persons to the Board of Directors. Each person elected to be a director by the holders of Series A Preferred Stock pursuant to this Section 4(b)(i) shall be referred to as a “Series A Director.” Such action to elect one or more Series A Directors shall be taken by the affirmative vote, or by written consent, of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting separately and to the exclusion of the holders of all other classes or series of stock of the Corporation.

(c) Election Procedures.

(i) The right to elect directors as described in this Section 4 may be exercised either at a special meeting of the holders of Series A Preferred Stock, called as hereinafter provided, at any annual meeting of stockholders held for the purpose of electing directors, or by the written consent of the holders of Series A Preferred Stock acting without a meeting pursuant to Section 228 of the Delaware General Corporation Law.

(ii) The Secretary of the Corporation may, and upon the written request of the holders of record of at least 10% of the then outstanding shares of Series A Preferred Stock (addressed to the Secretary of the Corporation at the principal office of the Corporation) shall, call a special meeting of the holders of Series A Preferred Stock for the election of the directors to be elected by them as provided in Section 4(b). Such call shall be made by notice to the holders of record by first-class mail, postage prepaid at their respective addresses as they appear in the transfer books of the Corporation, and such notice shall be mailed at least 10 days but no more than 20 days before the date of the special meeting. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of stockholders at the place designated by the Secretary of the Corporation. If such meeting shall not be called by a proper officer of the Corporation within 5 days after receipt of such written request by the

Secretary of the Corporation, then the holders of record of at least 10% of the then outstanding shares of Series A Preferred Stock may designate in writing a holder of Series A Preferred Stock to call such meeting at the expense of the Corporation, and such meeting must be called by such holder upon notice at least 10 days before the date of the special meeting and shall be held at the place designated by such stockholder in such notice. Any holder of Series A Preferred Stock that would be entitled to vote at any such meeting shall have access to the transfer books of the Corporation for the purpose of causing a meeting of holders of Series A Preferred Stock to be called pursuant to the provisions of this Section 4(c)(ii).

(iii) At any meeting held for the purpose of electing directors at which the holders of Series A Preferred Stock shall have the right to elect directors as provided in Section 4(b), the presence in person or by proxy of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof, (x) the absence of a quorum of the holders of Series A Preferred Stock shall not prevent the election of directors other than the directors to be elected by the holders of Series A Preferred Stock, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the directors to be elected by the holders of Series A Preferred Stock, and (y) in the absence of a quorum of the holders of Series A Preferred Stock, a majority of the holders of Series A Preferred Stock present in person or by proxy shall have the power to adjourn the meeting for the election of directors which such holders are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

(iv) The term of office of any director elected by the holders of Series A Preferred Stock pursuant to Section 4(b) in office at any time shall terminate upon the election of his or her successor at the annual meeting of stockholders held for the purpose of electing directors.

(v) In case of a vacancy occurring in the office of any director so elected pursuant to Section 4(b), and notwithstanding anything to the contrary in Section 223 of the General Corporation Law of Delaware, only the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting separately as a single class and to the exclusion of the holders of all other classes or series of stock of the Corporation may, at a special meeting of the holders or by written consent as provided above, elect a successor to hold office for the unexpired term of such director. Any director elected pursuant to Section 4(b), as applicable, may be removed without cause only by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting separately as a single class and to the exclusion of the holders of all other classes or series of stock of the Corporation and any resulting vacancy may be filled as provided for in the preceding sentence.

(5) Reacquired Shares. Any shares of Series A Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. Upon such retirement and cancellation, the Corporation shall take all necessary action so that such shares shall become authorized but undesignated shares of Preferred Stock of the Corporation and may be reissued as part of another series of Preferred Stock of the Corporation.

(6) Liquidation, Dissolution or Winding Up.

(a) Liquidation Preference. In the event of a Liquidation (as defined in Section 11), then, before any payment or distribution to the holders of Junior Securities, (but, in the case of clauses (i) through (iii) in the definition of Liquidation, after payment or provision for the payment of the debts and other liabilities of the Corporation), each holder of Series A Preferred Stock shall be entitled to receive an amount equal to the Series A Liquidation Preference (as defined in Section 11).

(b) Insufficient Assets. If, upon any such Liquidation, the assets to be distributed to the holders of Series A Preferred Stock shall be insufficient to permit payment of the full amount of the Series A Liquidation Preference with respect to each share of Series A Preferred Stock, the entire assets of the Corporation to be distributed among the holders of Series A Preferred Stock shall be distributed ratably among such holders.

(c) No Rights to Remaining Assets. After the payment to holders of the Series A Preferred Stock of the full amount of any liquidating distribution to which they are entitled under this Section 6, the holders of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(d) In-Kind Distributions. Whenever the distribution provided for in this Section 6 shall be payable in securities, or property other than cash, the value of such distribution shall be the fair market value, as determined in good faith by the Board of Directors; provided, however, that if a majority of the outstanding Series A Directors object (the “Series A Objecting Party”) to such determination of fair market value by sending written notice to the Board of Directors within 15 days of such valuation, the fair market value shall be determined by an independent appraiser reasonably acceptable to both the Corporation and the Series A Objecting Party; and, provided, further, that (i) if the fair market value as determined by the independent appraiser shall be an amount that is within a range of 90% to 110% of the fair market value as previously determined in good faith by the Board of Directors, then the Series A Objecting Party shall be required to pay the fees and expenses of such independent appraiser, or (ii) if the fair market value as determined by the independent appraiser shall be an amount that is not within a range of 90% to 110% of the fair market value as previously determined in good faith by the Board of Directors, the Corporation shall be required to pay the fees and expenses of such independent appraiser.

(e) Notice of Liquidation Event. Written notice of a Liquidation stating a payment date, the amount payable pursuant to Section 6(a), and the place where such amount shall be payable shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) three (3) days after sent by e-mail (with such communication to be in PDF format), with electronic confirmation of sending, provided that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing and e-mail addresses set forth below (or to such other mailing and e-mail addresses as a party may designate by notice to the other parties in accordance with this provision), or (c) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt), not less than twenty (20) days prior to the payment date stated therein, to the holders of record of shares of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

(7) Conversion of Series A Preferred Stock.

(a) Optional Conversion. Subject to the provision for adjustment set forth below, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof at any time and from the time to time after the date hereof, into a number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (x) the sum of (i) the Stated Value plus (ii) an amount equal to the aggregate of all accrued but unpaid dividends (whether or not declared) on such share calculated through and including the date of such conversion by (y) the Conversion Price in effect on the date of such conversion.

(b) Mandatory Conversion. Subject to the provision for adjustment set forth below, in the event that the Corporation completes a Qualified IPO (as defined in Section 11 below), each share of Series A Preferred Stock shall be automatically converted into a number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (x) the sum of (i) the Stated Value plus

(ii) an amount equal to the aggregate of all accrued but unpaid dividends (whether or not declared) on such share calculated through and including the date of such conversion by (y) the Conversion Price in effect on the date of such conversion.

(c) Conversion Procedure.

(i) Conversion of Series A Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation at the offices of the Corporation, or at the office of any agent or agents of the Corporation, as may be designated by the Board of Directors (the “Transfer Agent”), of the certificates representing Series A Preferred Stock to be converted, accompanied by a written notice stating that such holder elects to convert all or, except in the case of a conversion pursuant to Section 7(b), a specified portion of such Series A Preferred Stock in accordance with the provisions of this Section 7 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall pay any issue and transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five business days after the surrender of such certificates representing Series A Preferred Stock and the receipt of such notice relating thereto, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of Series A Preferred Stock being converted shall be entitled and (ii) if less than all of the shares represented by the surrendered certificates are being converted, a new certificate representing the number of shares of Series A Preferred Stock which remains outstanding upon such partial conversion. Such conversion shall be deemed to have been made at the close of business on the date of giving such notice so that the rights of the holder thereof as to Series A Preferred Stock being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

(ii) The Corporation shall at all times reserve and keep available for issuance upon the conversion of Series A Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Series A Preferred Stock into shares of Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock, if necessary, to permit the conversion of all outstanding shares of Series A Preferred Stock. The Corporation shall take all actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law (including, without limitation, applicable federal and state securities laws) or governmental regulation or any requirements of any domestic national securities exchange or other market upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(iii) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Series A Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of such shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

(iv) If the shares of Common Stock issuable by reason of such conversion of Series A Preferred Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder’s option, upon surrender of shares of Series A Preferred Stock to be converted by such holder as provided above together with any notice, statement or payment required to effect such conversion or exchange of Common Stock, deliver to such holder, or as otherwise specified by such holder, a certificate or certificates representing the stock or securities into which the shares of Common Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

(d) Adjustments Upon Changes in Capitalization.

(i) Except with respect to Excluded Securities (as defined in clause (iii) below), in case the Corporation shall issue any shares of Common Stock or Common Stock Equivalents after the date the first share of Series A Preferred Stock is issued (the “Issue Date”) without consideration or at a price per share (or having a conversion, exchange or exercise price per share) of less than the Conversion Price as of the date of such issuance then, and, in each such case, the Conversion Price shall be appropriately adjusted by multiplying (A) the Conversion Price in effect on the day immediately prior to the date of issuance of such shares of Common Stock or Common Stock Equivalents by (B) a fraction, the denominator of which shall be the sum of (1) the number of Shares of Common Stock Outstanding (as defined in Section 11) on such date prior to such issuance and (2) the number of additional shares of Common Stock issued (or issuable upon conversion, exchange or exercise of such Common Stock Equivalents), and the numerator of which shall be the sum of (x) the number of Shares of Common Stock Outstanding on such date prior to such issuance and (y) the number of shares of Common Stock purchasable at the Conversion Price in effect on the day immediately prior to the date of issuance of such shares of Common Stock or Common Stock Equivalents with the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued (or, in the case of issuances of Common Stock Equivalents, issuable upon conversion, exchange or exercise of such Common

Stock Equivalents). An adjustment made pursuant to this clause (i) shall be made on the next business day following the date on which any such issuance is made and shall be effective retroactively to the close of business on the date of such issuance. For purposes of this clause (i), the consideration receivable by the Corporation in connection with the issuance of additional shares of Common Stock or of Common Stock Equivalents since the Issue Date shall be deemed to be equal to (X) in the case the consideration received by the Corporation is cash, the sum of the aggregate offering price, excluding any amounts paid or receivable for accrued interest or accrued dividends (before deduction of underwriting discounts or commissions and expenses payable to third parties, if any) of all such Common Stock and/or Common Stock Equivalents plus the minimum aggregate amount, if any, payable upon conversion, exchange or exercise of any such Common Stock Equivalents, and (Y) in the case the consideration received by the Corporation is other than cash, the fair market value of the consideration received by the Corporation as determined by the good faith judgment of the Board of Directors, which determination shall require the affirmative vote of a majority of the Series A Directors. The issuance or reissuance of any shares of Common Stock (whether treasury shares or newly issued shares) pursuant to a dividend or distribution on, or subdivision, combination or reclassification of, the outstanding shares of Common Stock requiring an adjustment in the Conversion Price pursuant to Section 7(h) shall not be deemed to constitute an issuance of Common Stock or Common Stock Equivalents by the Corporation to which this clause (i) applies. Upon the expiration or termination of any unconverted, unexchanged or unexercised Common Stock Equivalents for which an adjustment has been made pursuant to this clause (i), the adjustments shall not forthwith be reversed to effect such Conversion Price as would have been in effect at the time of such expiration or termination had such Common Stock Equivalents, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(ii) If, at any time, the purchase price provided for in any Common Stock Equivalents shall decrease, the additional consideration, if any, payable upon the conversion or exchange of any Common Stock Equivalents shall decrease, or the rate at which any Common Stock Equivalents are convertible into or exchangeable for Common Stock shall increase, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Common Stock Equivalents still outstanding provided for such purchase price, reduced additional consideration or increased conversion rate, as the case may be, at the time initially granted, issued or sold.

(iii) “Excluded Securities” shall mean: (A) shares of Common Stock issued or issuable upon stock conversion of the Series A Preferred Stock; (B) shares of Common Stock issuable or issued upon conversion or exercise of any Common Stock Equivalents outstanding on the Issue Date; or (C) any capital stock issued as a stock dividend or upon any stock split or other subdivision or combination of shares of the Corporation’s capital stock.

(iv) If the Corporation shall set a record date for the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution and shall thereafter, and before such dividend or distribution is paid or delivered to stockholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

(v) Successive adjustments pursuant to this Section 7 shall be made without duplication whenever any event specified in this Section 7 shall require a Conversion Price adjustment.

(vi) All calculations of the Conversion Price shall be made to the nearest five decimal places. No adjustment to the Conversion Price pursuant to this

Section 7(d) shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this Section 7(d)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. Anything in Section 7 to the contrary notwithstanding, in no event shall the then current Conversion Price be increased as a result of any calculation made at any time pursuant to Section 7 (other than pursuant to Section 7(h) in connection with a combination (by reverse stock split or otherwise) of the outstanding shares of Common Stock into a smaller number of shares).

(vii) In connection with the conversion of any shares of Series A Preferred Stock pursuant to this Section 7, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Closing Price per share of Common Stock on the day on which such shares of Series A Preferred Stock are deemed to have been converted. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered.

(viii) If an event not specifically provided for in this Section 7 occurs which would have an inequitable or dilutive effect on the relative percentage ownership interests of the holders of Series A Preferred Stock as those specifically provided for in this Section 7, the Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock.

(e) [intentionally omitted]

(f) Transfer Books. The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock, or of any shares of

Common Stock issued or issuable upon the conversion of any shares of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

(g) Protection of Conversion Rights. The Corporation will not, by amendment of this Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

(h) Adjustments for Dividends, Subdivisions and Combinations. If the Corporation at any time (i) pays any dividend, or makes any distribution, on the outstanding shares of Common Stock in shares of Common Stock without payment of any consideration by the holders of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of Common Stock, or (iii) combines (by reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Series A Preferred Stock thereafter convertible into Common Stock pursuant to this Section 7 shall be entitled to receive the number of shares of Common Stock which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series A Preferred Stock been converted into Common Stock immediately prior to the happening of such event or the record date therefor, whichever is earlier.

(i) Provisions for Organic Changes. Prior to the consummation of any Organic Change (as defined in Section 11 below), the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to ensure that each of the holders of Series A Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred Stock, such shares of securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred Directors) to ensure that the provisions of this Section 7 shall thereafter be applicable to the Series A Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets provides in its charter documents (in form reasonably satisfactory to a majority of the Series A Directors), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(j) Recapitalization, Conversion and Exchange of Shares. If any recapitalization, conversion or exchange of shares or any other change in the Corporation’s capitalization structure, or any other event occurs of the type contemplated by the provisions of this Section 7 but in any such case, which is not expressly provided for by the provisions of this Section 7 (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), the Board of Directors shall make an appropriate reduction in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock.

(8) Reports as to Adjustment.

(a) Notice of Conversion Price Adjustment. Upon any adjustment of the Conversion Price then in effect pursuant to the provisions of Section 7, then, and in each such case, the Corporation shall promptly deliver to the Transfer Agent of Series A Preferred Stock and the Common Stock and to each of the holders of Series A Preferred Stock and the Common Stock, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth in reasonable detail the event requiring the adjustment, the method by which such adjustment was calculated and the Conversion Price then in effect following such adjustment. Where appropriate, such notice to holders of Series A Preferred Stock may be given in advance.

(b) Notice of Organic Change. The Corporation shall also give written notice to the holders of Series A Preferred Stock at least twenty (20) days prior to the date on which any Organic Change takes place.

(9) Protection of Rights. Any registered holder of Series A Preferred Stock may proceed to protect and enforce its rights with any and all remedies available at law or in equity.

(10) Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (voting separately and to the exclusion of the holders of all other classes or series of stock of the Corporation):

(a) amend, alter, repeal, restate, or supplement this Restated Certificate of Incorporation or its Bylaws (in each case, whether by reclassification, merger, consolidation, reorganization or otherwise) in a manner which alters or changes, in any manner, the number of shares, or the powers, preferences, privileges or rights, of the Series A Preferred Stock or which would adversely affect the powers, rights, privileges or preferences of the Series A Preferred Stock;

(b) change the authorized number of shares of Preferred Stock; or

(c) create or designate, or authorize the issuance of, any new class or series of capital stock (i) ranking senior or having a preference over, or being on a parity with, Series A Preferred Stock with respect to dividends or upon Liquidation, (ii) having rights similar to any rights of Series A Preferred Stock under Section 4 or Section 7 or (iii) convertible into any such class or series of capital stock.

(11) Definitions. In addition to any other terms defined in this Restated Certificate of Incorporation, for purposes of this Part C of Article Fourth, the following terms shall have the meanings indicated:

“Accrued Value” shall mean, with respect to a share of Series A Preferred Stock, as at any date, the sum of (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock) (i) $the Stated Value plus (ii) an amount equal to the aggregate of all accrued but unpaid dividends (whether or not declared) on such share through and including such date which have been added to Accrued Value pursuant to Section 2(a)(ii).

“Additional Dividends” has the meaning set forth in Section 2(b) above.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

“Closing Price” per share of Common Stock on any date shall mean the closing sale price on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, Inc. (or other national securities exchange), the Nasdaq National Market System or the Nasdaq SmallCap Market, or, if such security is not so reported in the principal consolidated transaction reporting system, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such date the Common Stock or such other securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker, selected in good faith by the Board of Directors and acceptable to a majority of the Series A Directors, making a market in the Common Stock or such other securities of the Corporation. If the Common Stock or such other securities are not so reported or publicly traded, “Closing Price” shall mean the fair market value per share of Common Stock or of such other securities as determined in good faith by the Board of Directors and acceptable to a majority of the Series A Preferred Directors.

“Common Stock” shall mean shares of Common Stock, par value $.01 per share, of the Corporation.

“Common Stock Equivalent” shall mean securities convertible into, or exchangeable or exercisable for, shares of Common Stock and options, warrants and rights to acquire such convertible securities.

“Conversion Price” means $38.46154, subject to adjustment as provided in Section 7.

“Dividend Payment Date” shall mean each of March 31, June 30, September 30 and December 31, except that if such date is not a Business Day then the Dividend Payment Date shall be the next day that is a Business Day.

“Dividend Period” shall mean the Initial Dividend Period and, thereafter, each quarterly period from and including a Dividend Payment Date to the next following Dividend Payment Date (but without including such later Dividend Payment Date).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Securities” has the meaning given in Section 7(d)(iii).

“Initial Dividend Period” shall mean the dividend period commencing on the Issuance Date and ending on (and including) the date immediately prior to the first Dividend Payment Date to occur thereafter.

“Issuance Date” shall mean with respect to any share of Series A Preferred Stock, the date on which the Corporation initially issues such share of Series A Preferred Stock, regardless of the number of times transfer of such share is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share.

“Issue Date” has the meaning given in Section 7(d)(i).

“Junior Securities” shall mean the Corporation’s Common Stock and all classes and series of capital stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Series A Preferred Stock, or which do not specify their rank, with respect to payment of dividends or distributions, or the distribution of assets upon liquidation, winding up or dissolution. This definition of Junior Securities shall include, without limitation, any Common Stock Equivalents exercisable or exchangeable for or convertible into any Junior Securities.

“Junior Securities Distribution” shall mean the declaration or payment on account of, or setting apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities, or any distribution in respect thereof (except for (i) dividends on Junior Securities which are payable solely in additional shares of Junior Securities, as required by the terms of such Junior Securities, or (ii) cashless exercises of options), either directly or indirectly, and whether in cash, obligations, Common Stock, Common Stock Equivalents or other property, or the purchase or redemption by any Person directly or indirectly controlled by the Corporation of any of the Junior Securities.

“Liquidation” shall mean that (i) the Corporation shall (A) commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, (B) consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation, or of any substantial part of its property, (C) make an assignment for the benefit of its creditors, or (D) admit in writing its inability to pay its debts generally as they become due, (ii)(A) a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and (B) any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and on account of any such event the Corporation shall liquidate, dissolve or wind up, (iii) the Corporation shall otherwise liquidate, dissolve or wind up, or (iv) the Corporation shall (A) merge or consolidate, and pursuant to such merger or consolidation the Corporation is not the surviving entity; (B) merge or consolidate, and pursuant to such merger or consolidation the Corporation is the surviving entity but the holders of the Corporation’s outstanding equity securities immediately prior to such merger or consolidation (x) are not the holders of equity securities of the Corporation that represent at least 50% of the total number of votes entitled to be cast in the election of directors immediately following such merger or consolidation or (y) have otherwise relinquished control of the Corporation following such merger or consolidation; (C) sell or transfer all or substantially all of the assets of the Corporation to one or more Persons in any transaction (in a transaction not described in clauses (i) through (iii)) or series of transactions, or (D) sell or transfer a majority of the voting stock of the Corporation to one or more Persons in any transaction or series of transactions.

“Organic Change” shall mean any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) securities or assets with respect to or in exchange for Common Stock.

“Parity Securities” shall mean each class or series of capital stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the Series A Preferred Stock with respect to payment of dividends and distributions, and the distribution of assets upon liquidation, winding up or dissolution. This definition of Parity Securities shall include, without limitation, any Common Stock Equivalents exercisable or exchangeable for or convertible into any Parity Securities.

“Parity Securities Distribution” shall mean the declaration or payment on account of, or setting apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of (other than by conversion into or exchange for Junior Securities), any Common Stock Equivalents exercisable or exchangeable for or convertible into any shares of Parity Securities, or any distribution in respect thereof (except for (i) dividends on Parity Securities which are payable solely in additional shares of Parity Securities, or by the increase in the liquidation value of Parity Securities, in each case, as required by the terms of such Parity Securities or (ii) cashless exercises of options), either directly or indirectly, and whether in cash, obligations, Common Stock, Common Stock Equivalents or other property, or the purchase or redemption by any corporation or other entity directly or indirectly controlled by the Corporation of any of the Parity Securities or any Common Stock Equivalents exercisable or exchangeable for or convertible into any Parity Securities.

“Person” shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Qualified IPO” shall mean any issuance and sale of shares of Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended, at a price that results in an implied total equity value of the Corporation, without giving effect to such issuance of shares in such offering, of not less than $154.00 per share of Common Stock (as adjusted to reflect any stock split, combination, recapitalization or other reorganization following the date hereof) assuming all outstanding shares of Series A Preferred Stock had been converted into Common Stock and all other outstanding securities convertible into, exercisable for, or exchangeable for Common Stock that have an exercise price less than or equal to $154.00 per share (as adjusted to reflect any stock split, combination, recapitalization or other reorganization following the date hereof) had been so converted into, exercised for, or exchanged for Common Stock.

“Senior Securities” shall mean each class or series of capital stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank senior to the Series A Preferred Stock with respect to payment of dividends and distributions, and the distribution of assets upon liquidation, winding up or dissolution. This definition of Senior Securities shall include, without limitation, any Common Stock Equivalents exercisable or exchangeable for or convertible into any Senior Securities.

“Series A Director” has the meaning given in Section 4(b).

“Series A Liquidation Preference” shall mean the sum of (x) the Stated Value plus an amount equal to the aggregate of all accrued but unpaid dividends (whether or not declared) on a share of Series A Preferred Stock and (y) the amount that would be payable to such holder in the Liquidation in respect of Common Stock issuable upon conversion of such share of Series A Preferred Stock if all outstanding shares of Series A Preferred Stock were converted into Common Stock immediately prior to the Liquidation in accordance with Section 7 hereof.

“Series A Objecting Party” has the meaning given in Section 6(d).

“Series A Preferred Stock” has the meaning given in Section 1(a).

“Shares of Common Stock Outstanding” shall mean at any time, with respect to the Corporation, the sum of (i) all shares of Common Stock issued and outstanding at such time and (ii) all shares of Common Stock which are then issuable upon conversion of the Series A Preferred Stock.

“Stated Value” shall mean, with respect to a share of Series A Preferred Stock, $1,000 (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock).

“Subsidiaries” of the Corporation shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Corporation.

“Transfer Agent” has the meaning set forth in Section 7(c).

(12) Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Part C of Article FOURTH shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) three (3) days after sent by e-mail (with such communication to be in PDF format), with electronic confirmation of sending, provided that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing and e-mail addresses set forth below (or to such other mailing and e-mail addresses as a party may designate by notice to the other parties in accordance with this provision), or (c) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt) to the following addresses:

BridgeCom Holdings, Inc.

115 Stevens Avenue

3rd Floor

Valhalla, New York 10595

Fax: (914) 242-3434

Email: notices@bridgecom.com

Attention: Corporate Secretary

or at such other address as may have been furnished in writing by the Corporation to the holders of the shares of Series A Preferred Stock.

FIFTH: The Board of Directors is expressly authorized to adopt, amend, or repeal the Bylaws of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by law or this Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws; provided, however, that the number of directors shall be not less than one (1) nor more than eleven (11).

NINTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates, integrates and amends the provisions of the Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of Delaware, has been executed by the undersigned on this 3rd day of March, 2004.

BRIDGECOM HOLDINGS, INC.

By:
Name:	Charles Hunter
Title:	Vice President

317810

State of Delaware Secretary of State Division or Corporations Delivered 05:14 PM 08/31/2007 FILED 04:48 PM 08/31/2007 SRV 070979025 – 3340921 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of BridgeCom Holdings, Inc., a Delaware Corporation, on this 30 day of August, A.D. 2007, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is Corporation Trust Center 1209 Orange Street, in the City of Wilmington, County of New Castle Zip Code 19801.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is THE CORPORATION TRUST COMPANY.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 30 day of August, A.D., 2007.

By:	/s/ Jennifer Shanders
Authorized Officer

Name:	Jennifer Shanders
Print or Type

Title:	Authorized Person

08/23/2005 C T System Online